Code of Conduct and Ethics

Introduction

This Code of Conduct and Ethics ("this Code") describes some of the responsibilities of the officers, directors, and employees of Southern Missouri Bank & Trust, Co. ("the Bank") and the directors and officers of Southern Missouri Bancorp, Inc. ("the Corporation"). References in this Code to "the Bank" also include "the Corporation."

This Code is promulgated by the Board of Directors of the Bank to promote honest and ethical conduct and compliance with applicable government rules and regulations. It is also designed to assist in defining appropriate personal and professional conduct, to provide guidance in the identification and resolution of ethical issues, and to help all personnel maintain the Bank's longstanding culture of honesty, integrity, and accountability. In general, the use of good judgment, coupled with high ethical standards, is the best guide. Questions regarding this Code or the appropriateness of any action or arrangement should be addressed with the Human Resources Department of the Bank.

Applicability of Policy to Directors

Although in general this Code applies to directors as well as officers and employees of the Bank, certain parts of the provisions, such as those relating to outside employment, directorships, and ownership of entities that are customers of the bank, are inapplicable to directors who are not employees. Transactions between the Bank and directors or entities owned by directors must be on terms comparable to those available to unrelated persons and businesses.

Individual Activities

Personal Conduct

You should always be mindful of the Bank's prominence and reputation in the community. Since the success of any banking business depends on the public's trust, it is extremely important that you conduct your personal affairs in such a way as to avoid discredit or embarrassment to yourself and the Bank. Your personal behavior and appearance should be governed by both common sense and good taste.

You may not use, possess, or sell alcohol on the Bank's property (any exceptions to this policy should be event oriented and approved by senior management on a case by case basis), and never work under the influence of such substance. You may not use, possess, or sell non-prescribed illegal drugs on the Bank's property, nor work under the influence of such substances. This prohibition does not apply to any over-the-counter drugs or prescription drugs taken in accordance with a doctor's instructions.

Personal Financial Responsibility

Each officer, director, and employee must manage his or her personal finances in a prudent, businesslike manner. All officers, employees, and directors are to handle their deposit and loan accounts with all financial institutions responsibly. Personal loan accounts at the Bank should be paid in a timely manner. Interest bearing accounts may not bear a greater rate of interest than that paid to the general public. Overdrafts are discouraged unless permitted by an overdraft protection policy of the Bank or a prearranged overdraft plan that is available to customers generally. The following activities are prohibited:

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  Borrowing money from other staff members (unless approved by senior management).

  Borrowing money from customers other than those that are lending institutions.

  Borrowing at a preferential rate from the Bank because of your position. The policy of this bank is that all loans to executive officers, directors, and principal shareholders must be on the same terms and conditions as those offered to the general public. Additional information is contained in the Bank's Insider Policy.
Acting as a co-signer or guarantor for others may result in the co-signer or guarantor having to pay the obligation. Accordingly, you should not assume co-signer or guarantor responsibilities unless you are in a position to pay the entire obligation upon demand.

Personal Investments

Employees of the Bank, by the nature of their positions, must be particularly circumspect regarding investments that may appear improper to customers, regulatory authorities, or the public. You should consult with the Human Resources Department if you have or are considering any investments that might have even an appearance of impropriety.

You should avoid entering into transactions in which it may appear that you are improperly benefiting from your relationship with the Bank. This applies also to investments by members of your immediate family.

While a complete list of such matters cannot be given, you must refrain from directly or indirectly owning or purchasing any of the following, unless specifically approved in writing by an unrelated executive officer of the Bank:
  Real or personal property in which the Bank has or intends to obtain an ownership interest (e.g., through purchase, foreclosure or repossession, or in a fiduciary capacity).

  Stocks, bonds, or other securities about which you have or could be expected to have confidential information (e.g., a proposed merger involving a customer).

  Trust deeds, mortgages, or chattel mortgages that create a security interest in property in which the Bank has a security interest.

  An interest in any business entity that is a customer or supplier of the Bank. This limitation does not apply to directors who are not officers of the Bank or to ownership of the stock of any public company by an employee who does not possess confidential information about such company.

  An interest in a company for which you are the account officer.
Fair Dealing

Each employee, officer, and director should endeavor to deal fairly with the Bank's customers, suppliers, competitors, officers, and employees. No employee, officer, or director of the Bank should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice.

We seek competitive advantages through superior performance, but never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited.

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Complying With Law

All employees, officers, and directors of the Bank must respect and comply with all laws, rules, and regulations of the U.S. and other countries, and the states, counties, cities, and other jurisdictions, in which the Bank conducts its business or which are otherwise applicable to the Bank. Such legal compliance must include, without limitation, compliance with the "insider trading" prohibitions applicable to the Bank and its employees, officers, and directors. Generally, employees, officers, and directors who have access to or knowledge of confidential or nonpublic information from or about the Bank are not permitted to buy, sell, or otherwise trade in the Bank's securities, whether or not they are using or relying upon that information. This restriction extends to sharing with or tipping others about such information, especially since the individuals receiving such information might utilize such information to trade in the Bank's securities. In addition, the Bank has implemented trading restrictions to reduce the risk or appearance of insider trading. See the provisions of this Code under the heading "Insider Trading in Securities and Confidentiality of Information."

This Code does not summarize all laws, rules and regulations applicable to the Bank and its employees, officers, and directors. Please consult the Bank's Compliance Department, Human Resources Department, or General Counsel and the various guidelines that the Bank has prepared concerning specific laws, rules, and regulations.

Anti-Competitive Activities

Federal law prohibits any combination, conspiracy, or agreement among competitors to restrict or prevent competition. A violation of the law can occur through a formal or informal agreement between the Bank and a competitor to (i) fix prices, (ii) allocate markets, (iii) allocate customers, or (iv) refuse to deal with particular suppliers or customers.

If you are in contact with the Bank's competitors, you must avoid any agreement with them (or even circumstances that might give the appearance of such an agreement) relating to how the Bank conducts or will conduct its business. You should be especially careful at social or professional gatherings and at trade association meetings. Discussions or exchanges of information relating to competitive matters (e.g., cost, pricing, or strategy) must be carefully avoided.

Questions concerning antitrust issues should be directed to the Bank's General Counsel.

Conflicts and Self-Dealing

Corporate Opportunity

Employees, officers, and directors are prohibited from (a) taking for themselves personally any opportunity that properly belongs to the Bank or is discovered through the use of corporate property, information, or position; (b) using corporate property, information, or position for personal gain; and (c) competing with the Bank. Employees, officers, and directors owe a duty to the Bank to advance its legitimate interests when the opportunity to do so arises.

Conflicts of Interest

Conflicts of interest between officers, employees, or directors of the Bank and customers of the Bank (or their affiliated persons or entities) must be avoided at all times. In other words, you may not use your

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position, influence, or confidential information related to the Bank or your employment for your personal gain. Conflicts of interest include, but are not limited to compensation from directorships or investments with customers of the Bank or their affiliates, and use of information personally obtained through your employment with the Bank. The following activities are prohibited:
  Receiving preferential treatment from customers, suppliers or prospective customers because of your position with the Bank. For example, if you deal with securities firms in purchasing or selling securities for an affiliate or its customers, you may not accept preferential treatment from those firms in your personal dealings with them. Any appearance of impropriety must be scrupulously avoided.

  Selling or leasing goods or services to the Bank in excess of $3,500 without prior disclosure to and approval in writing by an executive officer. Selling or leasing goods or services to the Bank less than $3,500 will be approved by the Board at regular board meetings. In addition, the terms and conditions of any such transaction must not be more favorable than those offered to others.

  Receiving discounts on personal purchases from suppliers or customers because of their business relationships with the Bank.
In the event that any director of the Bank proposes to engage in any transaction of the type described above, the transaction must be approved by the Board of Directors. Such director shall disclose to the Board of Directors all material information relevant to the Board's decision including the existence, nature, and extent of the director's conflicting interest, and such director must excuse himself or herself from voting on the matter.

Outside Employment

Employees are expected to devote full-time attention and energy to the Bank. Significant outside employment or employment in positions or establishments that may result in adverse public reaction must be avoided. Employees must obtain the prior written consent of their supervisor before accepting any outside employment. No outside employment will be approved which might subject the Bank to criticism or which would encroach upon working time, interfere with regular duties, or necessitate such long hours as to affect your working effectiveness.

You may not have outside employment that involves or may appear to involve a conflict of interest. Examples include, but are not limited to:
  Employment by a company or personally engaging in any activity that is competitive with the Bank.

  Employment that involves the use of the Bank's equipment, supplies, or facilities.

  Employment that involves the preparation, audit, or certification of statements, tax returns, or other documents upon which the Bank may place reliance for lending or other purposes. If you prepare income tax returns of individuals or entities other than yourself, you must obtain confirmation from your potential client that the client does not intend to use your work product as part of any transaction with the Bank.

  Employment that involves the rendering of investment, legal, or other advice, or exercising judgment that is based upon information, reports, or analyses that are accessible primarily from or through your employment with the Bank.

  Employment that may reflect adversely on you or on the Bank.

  Employment under circumstances that may suggest the sponsorship or support of the Bank on behalf of the outside employer or an outside organization.

  Employment as an insurance or securities broker, agent, or representative.

  Employment as a real estate contractor, salesman, broker, or agent.

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Directors and Officers of Other Companies

Employees may not serve as an officer, director, or advisory director or as a member of any committee of an outside for-profit business organization without the prior written approval of the Chief Executive Officer/President of the Bank.

Directors and Officers of Civic and Charitable Organizations

The Bank recognizes the benefits of active participation by employees in nonprofit organizations such as the Red Cross, Boy Scouts of America, and United Way. Service as a trustee, director, or officer of a nonprofit religious, charitable, civic, or health and welfare organization is also recognized as worthwhile community involvement and does not constitute a conflict of interest, even if the organization is a customer of the Bank.

Self-Dealing

You must not represent the Bank in any transaction in which you may derive a benefit. To avoid possible conflicts of interest, loan applications submitted to you by relatives or close personal friends (or entities controlled by relatives or close personal friends) are to be submitted to other independent lending officers of equal or higher position for processing and approval. This policy also applies to the processing and approval of overdrafts.

You must not approve your own loans, act as officer on any account on which you are a signatory, process your own transactions, or authorize refunds on any account on which you are a signatory. This prohibition applies also to loans and accounts of relatives, close personal friends, and entities owned or controlled by any of them.

You must not accept business opportunities from persons doing business or seeking to do business with the Bank if such opportunities are made available to you because of your position with the Bank. You must never use your position with the Bank to influence public officials or others for your personal benefit. Likewise, your employment with the Bank must not be used as leverage to gain favors from customers or suppliers.

Bequests or Legacies

You must not accept bequests or legacies from customers of the Bank (other than a relative or person who has never dealt with you as a representative of the Bank) under a will or trust without the advance written consent of the Human Resources Department.

Fiduciary (Trust) Customers

An employee may not accept an appointment as an executor, administrator, guardian, trustee, or any similar fiduciary capacity without the prior written approval of his or her supervisor. This prohibition does not apply to appointments resulting from close family or other personal relationships, provided the duties required would not interfere with the proper performance of the employee's duties to the Bank.

Gifts and Business Entertainment

No officer, director, or employee of the Bank shall solicit, accept, or agree to accept anything of value for

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the benefit of any person from anyone doing or seeking to do business with the Bank, including borrowing money, purchasing property, or furnishing property or services to the Bank, except as expressly permitted by this section.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No such gift, entertainment, or payment should be offered, given, provided, or accepted by any Bank employee, family member of an employee, or director unless it (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff, and (5) does not violate any laws or regulations. Please discuss with your supervisor any entertainment, gift, or proposed gift that may not be appropriate.

Possible exceptions to the general prohibition regarding the acceptance of things of value may include:
  Acceptance of gifts, gratuities, amenities, or favors based upon family or personal relationships (e.g. from a parent, child, or spouse of an employee of the Bank) when the circumstances make it clear that those relationships, rather than the business of the Bank, are the motivating factors.

  Acceptance of meals, refreshments, travel arrangements, accommodations or entertainment, all of reasonable value, in the regular course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions or to foster better business relationships, provided that any such expenses would have been a legitimate business expense paid by the Bank if not paid by another party.

  Acceptance of loans from other banks or financial institutions on customary terms to finance proper and usual activities, such as home mortgage loans, automobile loans, or other consumer purpose loans, except where prohibited by law.

  Acceptance of advertising or promotional material of nominal value, such as pens, pencils, note pads, key chains, calendars, and similar items.

  Acceptance of discounts or rebates on merchandise or services that do not exceed those available to other customers.

  Acceptance of gifts of reasonable value related to commonly recognized events or occasions, such as promotion, new job, wedding, births, retirement, Christmas, or bar mitzvah; provided that the total value of all such gifts given by the same person or organization to any officer, director, employee or attorney does not exceed $250 during any calendar year unless approved by senior management.

  Acceptance of civic, charitable, educational, or religious organizational awards for recognition of service and accomplishment.
On a case-by-case basis, the Bank may approve of other circumstances, not identified above, in which a director, officer, or employee may accept something of value in connection with the Bank's business, provided that such approval is made in writing on the basis of a full written disclosure of all relevant facts and is consistent with the Bank Bribery Act. Any director, officer, or employee of the Bank may seek permission to accept something of value in connection with the Bank's business under circumstances other than the exceptions identified above. If you are uncertain as to the propriety of a gift, you must seek the written approval of your supervisor before accepting it. Requests should be made to the supervisor accompanied by a written disclosure of all relevant facts.

Any officer, director, or employee of the Bank who is offered or receives something of value beyond what is authorized in this section shall disclose that fact to the Chief Executive Officer/President. A copy of each request for approval or disclosure contemplated by this section must be provided to the Human Resources Department.

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Confidentiality

Confidential Information

Confidential Information shall include, but is not limited to, all customer information, all employee information, all data, materials, products, technology, computer programs, specifications, manuals, business plans, software, marketing plans, business plans, financial information, trade secrets, and other information disclosed or submitted, orally, in writing, or by any other media, to the employee. All confidential information is the property of the Bank. Employee information, whether employment related or customer related, is also confidential information.

Federal Law prohibits the Bank and its employees from divulging information about its customers except in certain limited circumstances. Employees may become aware of certain confidential information concerning the financial affairs of customers of the Bank that is highly confidential and are prohibited from disclosing any information learned during the course of their employment concerning the financial affairs of any customers to any unauthorized person during the course of their employment by the Bank or any time thereafter.

The confidential information is to be considered confidential and proprietary to the Bank. Employees should not discuss confidential information, especially customer information in the presence of other customers. Further, confidential information, such as customer information and other confidential information as defined above, should be discussed or used between employees only when a business purpose dictates the need for such discussion, or use. Otherwise, such conversations may be considered unnecessary and unwarranted.

Any breach of confidentiality, especially customer confidentiality, may subject the individual to disciplinary action up to and including dismissal from employment with the Bank.

Employees of the Bank also agree upon request of the Bank upon termination or expiration of employment, as the case may be, to turn over all confidential information in their possession or control.

Information obtained in the course of evaluating a loan application or servicing a loan, and other information about customers, suppliers, prospective customers, employees, or applicants is strictly confidential and the property of the Bank. Use of material inside information in your own investments can constitute a violation of federal securities laws. As long as material inside information that you know of has not been disclosed to the investing public, you must abstain from trading in or recommending the securities concerned. If you find it necessary to transport documents containing sensitive information, care should be taken to protect their security. You should not discuss any matter of a confidential nature in a public place where the conversation might be overheard.

Confidential Information About the Bank

Financial information about the Bank is not to be disclosed to anyone unless it has been included in a published report or otherwise made generally available to the public. Any questions concerning the disclosure of confidential information should be addressed to the Chief Executive Officer/President of the Bank.

It is important that all communications with the public and the media about the Bank be made only through an appropriately designated officer under carefully controlled circumstances. All media inquiries

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regarding the Bank must be referred to the Chief Executive Officer/President or Executive Vice President. Business matters about the Bank and information about any customer of the Bank are never to be discussed with the media or in any other public forum.

Insider Trading in Securities

Prohibition Against Trading on Undisclosed Material Information

If you are aware of material information relating to the Bank that has not been available to the public for at least two full days (often called "inside information"), you are prohibited from trading in stock of the Bank, directly or indirectly, and from disclosing such information to any other person. Any information, positive or negative, is material if it might be of significance to an investor in determining whether to purchase, sell, or hold stock of the Bank. Information may be significant for this purpose even if it would not alone determine the investor's decision. Examples include a potential business acquisition, internal information about revenues, earnings, or other aspects of financial performance, which departs in any way from what the market would expect based upon prior disclosures, important business developments, the acquisition or loss of a major customer, or an important transaction. This list is merely illustrative.

When material information is publicly announced, transactions in the stock may occur after a lapse of two full trading days. Therefore, if an announcement is made before the commencement of trading on a Monday, an employee that had access to the information may trade in the stock starting on the Wednesday of that week, because two full trading days would have elapsed by then (all of Monday and Tuesday). If the announcement is made on Monday after trading begins, employees may not trade in the Bank's stock until Thursday. Questions about when trading may commence following an announcement should be addressed to the Chief Financial Officer of the holding company.

The prohibition against trading on insider information generally reflects the requirements of law as well as this policy. As more fully discussed below, a breach of this prohibition may constitute a serious violation of law as well.

Restricted Periods. All employees are restricted from either buying or selling stock of the Bank from the beginning of the first day of each month after a quarter end until two full trading days have elapsed after earnings are released (typically the second or third week). For example: following the quarter ended March 31 employees will be restricted from buying or selling stock during the period April 1 until two trading days have elapsed after earnings are released. Additionally, from time to time, all personnel will receive e-mail from an executive officer stating that no employee may buy or sell stock of the Bank until further notice. This usually means that a public announcement is forthcoming and you will be further advised by e-mail when the restriction on trading is removed after two full trading days following the announcement.

Note that the limitations described above relating to material undisclosed information remain applicable in the period when trading is not restricted. The two prohibitions on trading apply independently.

Information About Other Companies. In the course of your employment, you may become aware of material non-pubic information about other public companies, such as customers or other companies with which the Bank has business dealings. You are prohibited from trading in the securities of any other public company at a time when you are in possession of material non-public information about such company.

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Tipping. Improper disclosure of non-public information to another person who trades in the stock (so-called "tipping") is also a serious legal offense by the tipper and a violation of the terms of this Policy. If you disclose information about the Bank, or information about any other public company which you acquire in connection with your employment with the Bank, you may be responsible legally for the trading of the person receiving the information from you (your "tippee") and even persons who receive the information directly or indirectly from your tippee. Accordingly, in addition to your general obligations to maintain confidentiality of information obtained through your employment and to refrain from trading while in possession of such information, you must take utmost care not to discuss confidential or non-public information with family members, friends, or others who might abuse the information by trading in securities, or by passing the information to others who would do so.

Limitation on Certain Trading Activities. Interested employees are encouraged to own stock of the Bank as a long-term investment at levels consistent with their individual financial circumstances and risk-bearing abilities (since ownership of any security entails risk). However, personnel may not trade in puts, calls, or similar options on stock of the Bank or "sell stock short." You may, of course, exercise any vested stock options granted to you by the Bank.

Consequence of Violation. The Bank considers strict compliance with this policy to be a matter of utmost importance. Violation of this section of this policy could cause extreme embarrassment and possible legal liability to you and the Bank. Knowing or willful violations of this section will be cause for immediate termination of employment. Violation of this section might expose the violator to severe criminal penalties as well as civil liability to any person injured by the violation. The monetary damages flowing from a violation could be three times the profit realized by the violator plus the attorney's fees of the persons injured.

Resolving Doubts. If you have any doubt as to your responsibilities under this section, seek clarification and guidance before you act from the Chief Financial Officer of the Holding Company, the Bank's General Counsel, or Executive management. Do not try to resolve uncertainties on your own.

A Caution About Possible Inability to Sell. Trading in stock of the Bank may be prohibited at a particular time because of the existence of material non-public information. Anyone purchasing stock of the Bank must consider the inherent risk that a sale of the stock could be prohibited at a time he or she might wish to sell. The next opportunity to sell might not occur until after an extended period, during which the market price of the stock may decline.

Confidential Information About Past and Present Employees

The policy of the Bank is to safeguard the confidential aspects of its relationship with its employees, to satisfy all requirements of applicable labor laws, and to maintain uniformity in replies to inquiries concerning past and present employees. In order to assure that this policy is consistently maintained, any inquiries relating to employment, salary verification, and performance evaluation regarding past or present employees must be referred to the Human Resources Manager. Also, it is a material violation of this policy to discuss individual compensation, performance reviews, or financial status with coworkers other than for the purpose of collective bargaining protected by the National Labor Relations Act.
The foregoing procedures apply to all requests, whether written or oral, regarding employment with the Bank. They do not apply, however, to routine credit inquiries from legitimate businesses regarding deposit or loan information. The latter may be answered in the normal course of business by the appropriate department or the Human Resources Department.

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Employee Activities

Solicitation and Distribution Activities

In order to minimize work interruptions and to maintain a businesslike environment the Bank restricts solicitation and distribution activities on its property. The display of any advertisement or promotion, the sale of any goods or services, or the solicitation of any contribution on the Bank's property should be coordinated through the Human Resources Department.

Protection and Proper Use of Bank Assets

All employees, officers, and directors should protect the Bank's assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Bank's profitability. All Bank assets should be used for legitimate business purposes.

Network Usage

The following guidelines for use of network resources are in place to minimize exposure to threats and risks to those resources.

Network resources include, but are not limited to, the following: all computers, computer systems, other information systems, telecommunication equipment or devices that are owned by the Bank or that are attached to or access the Bank's resources, data and/or equipment. Network resources also include bank data, user data, programs or system software or configuration files that are contained in or are transmitted via the Bank's computers, networks or information systems. This definition is not intended to inhibit access to information services and resources that the Bank has made accessible. However, the use of such services to access or attempt to access information not intended for designated employee, or to circumvent or violate the responsibilities of users is prohibited.

When an account is opened for an employee, the following items will be established: a unique username, a random password, a unique e-mail address, and a home directory for storing the user's files. Specific parameters for choosing and changing passwords are as follows:
  Bad password examples are your name, your spouse's name or your parent's names. Other bad passwords are these names spelled backwards or followed by a single digit. Short passwords are bad as well.

  Rules for choosing a password are as follows:

    Use both uppercase and lowercase letters.

    Passwords must contain at least four (4) alpha and two (2) numeric characters, unless otherwise specified by vendor.

    Choose something easily remembered so it doesn't have to be written down and known only to you.

    Passwords will be a minimum length of six (6) characters and a maximum of twelve (12) characters, unless otherwise specified by vendor.

    Passwords will be changed every ninety (90) days. It is the user's responsibility to change passwords.

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Each account is assigned to one user. There will be no sharing of accounts. If users wish to share information or collaborate in a group, then they will use appropriate file permissions combined with optional group memberships to share data.

Any abusive activity initiated from an account will be tracked back to the initial user and that user will be held accountable. Users must be sure to log off of their workstation when they leave it for any period of time. Often users are the first persons to notice unauthorized use of their account. If such unauthorized use occurs, users are to notify the Information Security Officer immediately. There are several ways to detect misuse of your account. Some examples are as follows:
  If strange files appear or disappear in your directories.

  If your history contains commands you did not execute.

  If you get mail from someone referring to a mail message you did not send.
Senior management strongly discourages the use of network resources for personal use. The use of network resources for strictly personal use is subject to the approval of each department head. All users of personal computers are responsible for adhering to all policies, standards, and procedures for the use of information resources, including implementing security practices necessary to protect the data stored on the personal computer. Users will adhere to the specific login periods as set by their supervisor, the Data Processing Officer and/or Senior Management.

E-mail usage will be limited to only items pertaining to the Bank's business activities and business contacts. Users will be educated in the proper handling of e-mail attachments. All e-mail attachments from unknown sources or at unexpected times will be brought to the attention of the Information Security Officer before opening. For further protection, the preview pane will be turned off and not altered without the approval of the Information Security Officer and/or the Data Processing Officer.

Some Internet and e-mail activities use significant amounts of bandwidth, therefore are prohibited unless approved by management. Such activities would include, but are not limited to, instant messaging, tickers and streamers, online radio stations, subscription to non-work related mailing lists, and outside e-mail providers.

No inappropriate or offensive material will be forwarded through either Internet or inter-office e-mail. In addition, users will not allow any confidential or sensitive information, data or files to be forwarded via e-mail unless encrypted appropriately.

Internet use will be limited to that use which is required to perform the employee's duties, except as approved by management on a case-by-case basis. No data and/or programs should be downloaded, or uploaded, without authorized approval.

Information concerning network and/or user passwords, configuration and addresses will not be given out to any unauthorized persons. Authorized persons are the Data Processing Officer, the Information Technologies Manager, the internal/external auditor or designated third party and all known employees of approved vendors as listed on the Approved Vendor List attached hereto as approved by the DPO and/or the ISO. Any suspicious requests for information will be reported to the Information Security Officer immediately.

All software licensing agreements will be strictly followed. There is a large quantity of copyrighted and licensed software available for the Bank's network. Typically, every application has a different licensing method. Some software may be licensed to a particular machine or person. Other software may have a

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"floating node" license that limits the number of concurrent users. Some applications may be such gross consumers of network resources that their use is restricted to particular machines or users. Copyrighted or licensed software and documentation may not be duplicated unless it is explicitly stated that it can be done. It is the Bank's policy that "When in doubt, DON'T COPY".

All users are discouraged from plugging non-authorized equipment into surge protectors.

The Bank is committed to the training and education of all staff members. All staff members are instructed on proper use and maintenance of equipment that they utilize and have received training on software applications they use. Further education and training is available to staff members as the need arises either through one-on-one training with their supervisor, e-mails, seminars or other educational courses offered throughout the area. Approval to attend such seminars and courses must be obtained through the employee's supervisor and/or bank management.

Violations of the Bank's Network Integrity Package include, but are not limited to, the following:
  Any act that compromises user and/or information resource security.

  Intentional, or negligent, unauthorized access, use, destruction, alteration, dismantling, disfiguring, or disabling of any of our information resources, including but not limited to, intentional introduction of a virus.

  The disclosure of secret or confidential information. This includes the sharing of passwords or leaving a terminal unattended while logged on such that unauthorized transactions could be submitted.

  The use of data or other information resources for illicit purposes.

  Unauthorized copying, storage or use of any software on any of our computers in violation of the software licensing agreement.

  Unauthorized personal use of any software that has been purchased by, or developed for us. This policy applies regardless of the form or format of the software (or copies), and includes source code.

  Unauthorized use of our information for financial gain or malicious purposes.

  Unauthorized network resource use for offensive, obscene or harassing purposes.

  Users must not cause any computer to alter its network identity to deceive or confuse others.

  Users must not obtain or attempt to obtain any electronic communication or information that is not intended for them.

  Users must not extend the physical network on which their computer resides (e.g. wiring, jack, wireless connections, etc.)
Employees at the request of the Bank upon termination or expiration of employment, as the case may be, will turn over to Southern Missouri Bank all documents, disks or other computer media, any network resource equipment, or other material in his/her possession or control.

Non-compliance or violation of the Network Integrity Package will result in revocation of the privilege to access information resources and may also include the following: restitution for any improper use of services, restriction or termination of a user's access, suspension, termination, civil and/or criminal prosecution, and other disciplinary action, pursuant to all rules and regulations of our organization and the laws of this State.

Political Activities

The Bank believes that it is important to every citizen to take an active interest in political and governmental affairs. You are encouraged to keep yourself well informed concerning political issues and candidates and, to the degree practicable, take an active role in fostering better government. You should

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make it clear at all times, however, that your participation in political activities is as a private citizen and not as a representative of the Bank. For legal and other reasons, your political activities must not be conducted during work hours and must not involve the use of the Banks equipment, supplies, or facilities. You may not make any political contribution (in the form of cash, goods, or services) directly or indirectly (e.g., through reimbursement) on behalf of the Bank.

If you run for political office or are considering a prominent role in a campaign or ballot measure, you must consider the Bank's position. If the amount of time required by your political activities is significant and may have an adverse effect on your overall performance, prior approval by your supervisor is required. If you become involved in political activities, you should also seek competent legal advice concerning the laws governing campaign financing and practices.

Under no circumstances may you make any payment to any government official or other person or organization that might in any way be construed to be improper, illegal, a bribe, or a kickback. If any transaction with a government official or other person or organization seems even remotely questionable, it must be referred to the Bank's General Counsel for a determination as to its propriety.

Although it is the Bank's policy not to endorse individual candidates in an election, you are free to express your own opinions, as long as it is clear that they are your own personal opinions. Unless you have the prior approval of the General Counsel or the President/Chief Executive Officer, you may not write supportive letters for candidates or issues on the Bank's stationery or act in any way that suggests the Bank's support of or opposition to a candidate or issues. Management of the Bank will designate specific individuals to speak for the Bank.

The roles of treasurer and assistant treasurer in political campaigns can present unusual problems because of the complex nature of the laws governing campaign contributions. A potential conflict of interest can also arise because of an employee's access to inside information and customer lists. Accordingly, you should normally decline to accept such positions if there is any potential for a conflict of interest (or any appearance of a conflict). You must never use customer lists or exploit your business relationship with customers for the benefit of any campaign.

Employees are eligible to participate in National and State Political Action Committees (PACs) that are funded by contributions from employees of the Bank. These PACs were established with a purpose of promoting the election of qualified federal and state officials. PAC participation is voluntary and conducted independent of the Bank's business. Participants in the PACs are encouraged to provide direction on the use of the PAC funds.

Advice to Customers

Legal Advice. You may occasionally be asked by customers to make statements that relate to the legality of particular transactions. The Bank does not practice law or provide legal advice. Accordingly, you must exercise care in your discussions with customers. Nothing must be said that might be interpreted as the giving of legal advice.

Tax or Investment Advice. You must avoid giving customers advice on tax matters, the preparation of tax returns, or investment matters.

Recommending Other Firms to Customers. During the course of your contact with customers and the general public, you may occasionally be asked to recommend others who provide professional services. Typically, such requests involve attorneys, accountants, securities dealers, insurance agents, brokers, and

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real estate agents. If you make such a recommendation, you should provide several qualified sources without indicating any preference or warranty by the Bank.

Speeches and Articles for Publication

You may not speak on behalf of the Bank or discuss the Bank's policies and procedures in articles, speeches, or presentations without the prior written consent of the Chief Executive Officer/President or Executive Vice President. Although you are encouraged to prepare articles and make presentations in your individual capacity, you must avoid any appearance that you represent the Bank with respect to such articles or presentations.

Neither you nor members of your immediate family may solicit honoraria for public speaking or writing services performed on behalf of the Bank or by reason of the fact that you are an employee of the Bank. You may not accept honoraria worth more than $100 without the prior approval of the Chief Executive Officer/President.

Financial Reporting

Code of Ethics for Principal Executive and Financial Officers

The Bank's principal executive and financial officers must abide by a further code of ethics to assure that the Bank maintains the highest integrity with respect to the preparation and reporting of financial information related to the Bank and to assure full, fair, accurate, timely, and understandable disclosure in Securities and Exchange Commission reports and other public communications. Accordingly, the following provisions apply to the Chief Executive Officer/President, the Chief Financial Officer and the Controller of the Bank:
  The Chief Financial Officer and Controller of the Bank, as the primary officers responsible for the complete and accurate financial reporting of the Bank, to the best of their ability, shall not permit the reporting of any financial information of the Bank to parties outside the Bank which they believe is false or misleading in any material respect. If either of them shall have reason to believe that the Bank has reported or may be intending to report any such false or misleading financial information, he or she shall report thereon to the Chief Executive Officer/President of the Bank. If having done so, such officer believes that appropriate action will not be taken to prevent such reporting, then the officer shall report the matter to the Chair of the Audit Committee of the Board of Directors.

  Neither the Chief Executive Officer/President, the Chief Financial Officer, nor the Controller shall, directly or indirectly, through any business entity in which he or she or any of their family members have an interest or otherwise engage in any transaction with the Bank which is required to be reported in, or requires the exercise of any judgment as to whether it is required to be reported in, the financial records or statements of the Bank or which otherwise involves a conflict of interest, except (i) regular compensation, including bonuses, and employee benefits received in their capacities as officers and employees of the Bank, (ii) transactions in goods and services routinely engaged in by the Bank with its unaffiliated clients or customers on terms, subject to customary employee discounts and benefits, generally offered to its unaffiliated clients and customers, (iii) transactions with publicly-held entities in which the officer has less than a one-tenth of one percent equity interest and with respect to which transactions such officer has no decision-making role on behalf of such entity, and (iv) transactions fully disclosed to and approved in advance by the Audit Committee of the Board. In general, such officers shall abide by all provisions of this policy requiring ethical and honest conduct and avoidance of conflicts of interest and shall be held accountable for adherence to all such provisions.

  In the event either the Chief Financial Officer or Controller shall believe that the Bank has engaged or is about to engage in any activity that violates any federal, state or local law, rule or regulation, or this Policy, then he or she is encouraged to direct those concerns or complaints (anonymously, confidentially, or otherwise) to the internal auditor, or to a member of the Audit Committee of the Board of Directors. All non-management members of the Board (listed on the bank's Website) are members of the Audit Committee. Notification to the internal auditor may be provided anonymously by mail at the main Poplar Bluff location. Additionally, any officer, employee, or director receiving a complaint from an individual outside the bank (including, but not limited to, investors, customers, vendors, etc.) regarding accounting, internal accounting controls, or auditing matters is required to report the complaint directly to the internal auditor.
Public Disclosures

As a public company, it is of critical importance that the Bank's filings with the Securities and Exchange Commission be accurate and timely. An employee, officer, or director may be called upon to provide information necessary to assure that the Bank's public reports are complete, fair, and understandable. The Bank expects employees, officers, and directors to take this responsibility very seriously and to provide prompt and accurate answers to inquiries related to the Bank's public disclosure requirements.

Compliance With Policy/Reporting/Monitoring

Accounting Complaints

All of the Bank's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Bank's transactions, and must conform both to applicable legal requirements and to the Bank's system of internal controls. Unrecorded or "off the books" funds or assets should not be maintained unless permitted by applicable law or regulation.

The policy of Southern Missouri Bank is to comply with all applicable accounting principles, regulatory requirements, and the Bank's internal controls when preparing and reporting financial information. If any employee, officer, or director of the Bank has concerns or complaints regarding questionable accounting practices or auditing matters, then he or she is encouraged to direct those concerns or complaints (anonymously, confidentially, or otherwise) to the internal auditor, or to a member of the Audit Committee of the Board of Directors. All non-management members of the Board (listed on the bank's Website) are members of the Audit Committee. Notification to the internal auditor may be provided anonymously by mail at the main Poplar Bluff location. Additionally, any officer, employee, or director receiving a complaint from an individual outside the bank (including, but not limited to, investors, customers, vendors, etc.) regarding accounting, internal accounting controls, or auditing matters is required to report the complaint directly to the internal auditor.

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Violations of Code and Reporting

A violation of any of the provisions of the Bank's Code of Conduct and Ethics or failure to report a known violation may be cause for disciplinary action, ranging from reprimand to dismissal. Such action is in addition to any criminal or civil liability that might result under applicable laws.

All employees are encouraged to talk with supervisors, managers, and co-workers when in doubt about any situation. Also, all employees must report violations of laws, rules, regulations, or this Policy. Such reports may be directed to any executive officer or the Human Resources Manager OR he or she is encouraged to direct those concerns or complaints (anonymously, confidentially, or otherwise) to the internal auditor, or to a member of the Audit Committee of the Board of Directors. All non-management members of the Board (listed on the bank's Website) are members of the Audit Committee. Notification to the internal auditor may be provided anonymously by mail at the main Poplar Bluff location. Additionally, any officer, employee, or director receiving a complaint from an individual outside the bank (including, but not limited to, investors, customers, vendors, etc.) regarding accounting, internal accounting controls, or auditing matters is required to report the complaint directly to the internal auditor.

No Retaliation

The Bank will not permit retaliation of any kind by or on behalf of the Bank against employees, officers, or directors who make good faith reports or complaints of violations of this Code or other illegal or unethical conduct.

Monitoring Code Compliance

Each employee, officer, and director of the Bank is expected to monitor his or her personal compliance with this Code. In addition, every officer and employee of the Bank shall disclose in writing or by electronic transmission to their supervisor all outside employment and other potential conflicts of interest. A periodic reaffirmation of compliance with this Code is required of all employees, officers, and directors of the Bank.

Fidelity Bond Coverage

Every employee must be covered by the Bank's fidelity bond. The Bank will not continue to employ anyone who ceases to be eligible for coverage unless continuation is approved by the Chief Executive Officer/President of the Bank and reported to the Audit Committee of the Board of Directors. Coverage under the terms of the fidelity bond ceases for anyone who has committed a dishonest or fraudulent act, including but not limited to the misposting of accounts to favor oneself or another, the kiting of checks, the making of false entries, records, or reports, or the deliberate misrouting of checks to delay payment.

Waivers for Executive Officers or Directors

Any waiver of any provision of this policy for an executive officer or director of the Bank may be granted only by the Board of Directors and must be promptly thereafter disclosed to the shareholders of the Bank, upon recommendation of the Audit Committee. Any waiver must be accompanied by appropriate controls designed to protect the Bank.

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Records Retention

Records must always be retained or destroyed according to the Bank's record retention policies. In accordance with those policies, in the event of litigation or governmental investigation that may involve records or documents of the Bank, destruction of all relevant documents must be immediately suspended and all such documents must be preserved until the resumption of destruction is specifically authorized by the Chief Executive Officer/President or General Counsel of the Bank. Questions or concerns about the Bank's record retention and destruction policies should be addressed to the Chief Financial Officer or Compliance Officer.

End.